Exhibit 99.2

NeOnc Technologies and the Department of Health – Abu Dhabi Sign MoU to Advance Brain Cancer Research and
Proposed Clinical Collaboration

Proposed collaboration covers scientific exchange, specialist training and real-world evidence, alongside assessment of clinical trial opportunities and a potential regional presence for NeOnc in Abu Dhabi

Two children in Abu Dhabi are receiving investigational NEO100 through NeOnc’s Compassionate Care program, with a third expected this week

CALABASAS, Calif. and ABU DHABI, United Arab Emirates, Oct. 21, 2026 – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI) (“NeOnc” or the “Company”), a clinical-stage biopharmaceutical company developing therapies for central nervous system (CNS) cancers, today announced that it has signed a Memorandum of Understanding (MoU) with the Department of Health – Abu Dhabi (DoH) to cooperate on the development of research and clinical capability in oncology and central nervous system therapeutics in the Emirate of Abu Dhabi. The MoU was signed on the sidelines of the Abu Dhabi Future Health Summit (ADFHS) 2026.

Amir F. Heshmatpour, Executive Chairman, President and Chief Executive Officer of NeOnc Technologies Holdings, Inc., said: “For families facing brain cancer, access to investigational treatments and clinical research opportunities matters deeply. This proposed collaboration creates a framework to bring NeOnc’s development expertise together with Abu Dhabi’s clinical capabilities, with the goal of advancing research and expanding opportunities for patients closer to home. We are grateful to the Department of Health – Abu Dhabi for its commitment to addressing the needs of patients with complex and rare CNS cancers, including children.”

H.E. Dr. Noura Khamis Al Ghaithi, Undersecretary of the Department of Health – Abu Dhabi (DoH), said: “For patients and families facing complex CNS cancers, every advance in research offers hope for more effective care and better quality of life. Our proposed collaboration with NeOnc connects international expertise with Abu Dhabi’s clinical capabilities to strengthen the evidence and skills needed to evaluate new approaches responsibly. By developing specialist knowledge and a deeper understanding of these critical conditions, we aim to support care that responds more closely to each patient’s needs, reflecting our commitment to bringing scientific advances closer to our community and beyond.”

The MoU builds on NeOnc’s existing activity in the Emirate, where DoH is the government entity responsible for regulating the health sector. In June 2026, DoH granted Investigational New Drug (IND) status for NEO100, covering the Company’s NEO100-01, NEO100-02 and NEO100-03 protocols across Phase 1, Phase 1b and Phase 2 studies in adults with progressive or recurrent Grade III or IV gliomas, together with pediatric studies authorized for Phase 1 and Phase 1b pending further protocol review. That authorization followed DoH’s IND clearance for NEO212, also announced in June 2026. The DoH clearances apply to the conduct of clinical research and do not constitute marketing authorization, and NeOnc must satisfy additional conditions, including separate DoH Institutional Review Board approval, before patient enrollment in the UAE. Two children in Abu Dhabi are currently receiving investigational NEO100 through NeOnc’s Compassionate Care program. A third child is expected to be onboarded from India this week. Building on that experience and on the Company’s existing DoH clearances, NeOnc is working to open a Phase 1 study of NEO100 in the Emirate.

Under the MoU, the parties will exchange scientific and clinical knowledge and expertise in CNS oncology and in the development and translation of therapeutics for rare, pediatric and high-unmet-need conditions; exchange expertise on clinical development methodologies, including trial design, endpoint selection and response assessment criteria, in support of strengthening clinical development capability in the Emirate; and cooperate on the generation and exchange of real-world evidence and clinical insights relating to CNS tumors in Abu Dhabi, including epidemiological and outcomes data, in accordance with applicable data protection legislation and subject to the required approvals.

The parties will also collaborate on training, capacity-building and professional development initiatives for investigators, clinical research coordinators and allied healthcare professionals, including in clinical trial conduct, neuro-oncology imaging assessment methodologies and molecular diagnostics relevant to CNS tumors, and on the development of Abu Dhabi’s life sciences ecosystem.

The MoU further provides for cooperation on the advancement of clinical research in CNS oncology, including studies of NeOnc’s investigational programs, subject to a separate agreement between the parties and to all applicable regulatory requirements and approvals. Subject to a separate agreement and to all applicable laws, regulations and approvals, the parties will also explore the potential establishment of a regional presence and manufacturing, supply or distribution activities by NeOnc in the Emirate, and the positioning of Abu Dhabi as a potential regional platform for NeOnc’s future development activities. These potential activities remain subject to further assessment, applicable approvals and any necessary definitive agreements.

The MoU is not a binding contract on either party. It takes effect upon signature by representatives of both parties and remains in effect for two years, unless either party gives at least three months’ notice of its wish to terminate. The MoU does not restrict either party from entering into similar arrangements with other institutions.

About the Department of Health – Abu Dhabi (DoH)

The Department of Health – Abu Dhabi is the regulator of the healthcare sector in the Emirate of Abu Dhabi. Committed to ensuring excellence in healthcare, DoH monitors the health status of the population while shaping the regulatory framework for the health system. This includes inspecting against regulations, enforcing standards and encouraging the adoption of world-class best practices and performance targets by all healthcare providers in the Emirate. Abu Dhabi remains dedicated to shaping the future of healthcare by establishing an intelligent and sustainable ecosystem that prioritizes health, longevity and quality of life for all community members. Leveraging state-of-the-art infrastructure and cutting-edge capabilities, DoH continues to develop and implement initiatives and programs in line with its strategic focus areas, Healthy Population, Best-in-Class Care and Resilience and Innovation. These efforts reflect DoH’s unwavering commitment to predicting, preventing and personalizing healthcare for every individual.

For further information on DoH, visit https://www.doh.gov.ae/ and follow on X, Instagram, Facebook, LinkedIn and YouTube.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage biopharmaceutical company developing therapies for central nervous system cancers. Its investigational programs include intranasal NEO100 and oral NEO212. NEO212 has completed Phase 1 dose escalation and is advancing toward Phase 2 development. NeOnc exclusively licenses a worldwide portfolio of issued patents and pending applications from the University of Southern California related to NEO100, NEO212 and other drug candidates and delivery approaches. For more information, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s proposed collaboration with the Department of Health – Abu Dhabi, the Company’s clinical development activities in the United Arab Emirates, and the potential establishment of a regional presence in the Emirate. These statements reflect current expectations and involve risks and uncertainties. The Memorandum of Understanding is not binding and may not result in any definitive agreement; activities contemplated by the parties remain subject to separate agreement and to applicable regulatory, institutional and other approvals; future studies may not demonstrate safety or efficacy; and no regulatory pathway or marketing approval is assured. Actual results may differ materially. Readers should consider the risk factors described in the Company’s most recent filings with the Securities and Exchange Commission. These statements speak only as of the date of this release.

The Company undertakes no obligation to update forward-looking statements except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

DoH Media Contact: Mariam Al Marzooqi msalmarzooqi@doh.gov.ae +971 50 536 6660	NeOnc Company Contact: info@neonc.com NeOnc Investor Contact: Jon Nugent Jon Nugent Communications jon@jonnugent.com 205-566-3026

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